Exhibit 99.1

Contacts:

Timothy Baker	Scott Solomon
EVP, COO and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978-256-4200	617-542-5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Second-Quarter 2013 Financial Results

•	Record Revenue of $50.1 Million, Up 27% From Q2 of 2012
•	Adjusted EPS of $0.29, Excluding Acquisition Costs
•	GAAP Net Loss Per Share of $0.54, Including Acquisition Costs
•	Integration of Palomar’s North American Sales Force Completed
•	Acquisition Remains on Track to be Accretive in 2014
•	Cash, Short Term Investments and Marketable Securities of $106 Million at June 30

WESTFORD, MA, July 31, 2013 – Cynosure, Inc. (NASDAQ: CYNO), which develops and markets laser and light-based aesthetic treatment systems for high-volume applications, today announced financial results for the three months ended June 30, 2013.

Palomar Acquisition

“The completion of the Palomar acquisition in June marked a major milestone for our Company, enhancing our aesthetic industry leadership through the addition of complementary products, technology and distribution capabilities,” said Chairman and CEO Michael Davin. “Five weeks since the transaction received shareholder approval, the integration process is well underway. In fact, we’ve already finished the integration of the North American sales forces, and the combined group of more than 70 sales reps is now operating as one team.”

Financial Highlights

Revenues for the second quarter rose 27% to a record $50.1 million, from $39.6 million for the same period of 2012. The increase reflected higher laser product sales across Cynosure’s distribution channels as well as $5.1 million in revenue from five days of sales attributable to the Palomar acquisition, which was completed on June 24, 2013.

Operating expenses were $42.4 million for the second quarter of 2013, which included $20.4 million of expenses related to the acquisition of Palomar. Operating expenses for the second quarter of 2012 were $19.3 million.

Second-quarter 2013 adjusted net income, which excludes expenses related to the purchase accounting effects of the Palomar acquisition as well as integration and severance costs, was $5.0 million, or $0.29 per diluted share. On a GAAP (Generally Accepted Accounting Principles) basis, the Company reported a net loss for the second quarter of 2013 of $9.0 million, or $0.54 per basic share, compared with net income of $2.7 million, or $0.20 per diluted share, for the same period a year earlier. GAAP net loss for the second quarter of 2013 reflects a $5.8 million one-time income tax benefit associated with the purchase accounting effects of the Palomar acquisition.

Gross margin on an adjusted basis excluding non-cash charges related to the purchase accounting effects of the Palomar acquisition was 58.3% for the second quarter of 2013. Gross margin on a GAAP basis for the three months ended June 30, 2013 was $27.8 million, or 55.5%, compared with $23.0 million, or 58.2% of revenue, for the same period of 2012.

Cynosure concluded the second quarter of 2013 with cash, short-term investments and marketable securities of $106 million. The Company continues to have no long-term debt.

Comments on the Second Quarter

“Laser product revenue increased 31% in the second quarter to $43.0 million from $32.9 million for the same period of 2012, with year over year double-digit percentage gains across each of our distribution channels – North America, Europe, Asia and our third-party international distributors,” Davin said. “PicoSure, our new laser workstation to remove tattoos and benign pigmented lesions, performed well in its first full quarter on the U.S. market, and contributed to our results in Europe ahead of schedule as we began shipping product to Europe in the quarter. From a regional perspective, our overall revenue mix remains nicely diversified, with business outside of North America representing 52% of our laser sales in the quarter, two percentage points higher than the same period in 2012.”

Business Outlook

“We believe our acquisition of Palomar combines two outstanding companies, creating an aesthetic industry leader with good momentum and exciting growth opportunities,” Davin said. “We have already made measurable progress in bringing Cynosure and Palomar together as one organization, and expect to complete the integration in the next several quarters. With our planned implementation of $8 million to $10 million in synergies, we continue to expect the acquisition to be accretive in 2014.”

Second-Quarter Financial Results Conference Call

In conjunction with the announcement of its second-quarter 2013 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, treat toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 100 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to achieve anticipated synergies in calendar 2014, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Report on Form 10-Q for the first quarter of 2013, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$50,091	$39,573	$90,781	$73,741
Cost of revenues	22,304	16,533	39,307	31,193

Gross profit	27,787	23,040	51,474	42,548

Operating expenses
Selling and marketing	14,231	11,878	26,834	23,429
Research and development	3,536	3,460	7,317	6,699
Amortization of intangible assets acquired	283	342	497	684
General and administrative	24,376	3,667	29,477	7,185

Total operating expenses	42,426	19,347	64,125	37,997

(Loss) income from operations	(14,639)	3,693	(12,651)	4,551

Interest income, net	23	13	55	23
Other expense, net	(46)	(298)	(403)	(89)

(Loss) income before income taxes	(14,662)	3,408	(12,999)	4,485

Income tax (benefit) provision	(5,708)	728	(5,284)	986

Net (loss) income	$(8,954)	$2,680	$(7,715)	$3,499

Diluted net (loss) income per share	$(0.54)	$0.20	$(0.47)	$0.27

Diluted weighted average shares outstanding	16,636	13,278	16,412	13,141

Basic net (loss) income per share	$(0.54)	$0.21	$(0.47)	$0.28

Basic weighted average shares outstanding	16,636	12,605	16,412	12,591

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$55,395	$86,057
Short-term investments and related financial instruments	37,259	40,617
Accounts receivable, net	37,816	17,970
Inventories	56,407	32,906
Deferred tax asset, current portion	2,304	783
Prepaid expenses and other current assets	5,595	5,149

Total current assets	194,776	183,482
Property and equipment, net	37,864	8,207
Long-term marketable securities	13,486	20,071
Goodwill and intangibles, net	152,302	21,748
Other noncurrent assets	1,331	1,061

Total assets	$399,759	$234,569

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$49,636	$25,547
Amounts due to related parties	1,433	1,896
Deferred revenue	7,425	6,319
Capital lease obligations	307	322

Total current liabilities	58,801	34,084
Capital lease obligations, net of current portion	297	432
Deferred revenue, net of current portion	1,071	281
Other long-term liabilities	6,622	2,265
Total stockholders’ equity	332,968	197,507

Total liabilities and stockholders’ equity	$399,759	$234,569

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisition of Palomar, for the three and six months ended June 30, 2013. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross profit	$27,787	$23,040	$51,474	$42,548

Non-GAAP adjustments to gross profit:
Costs associated with the acquisition of Palomar	1,412	—	1,412	—

Total Non-GAAP adjustments to gross profit	1,412	—	1,412	—

Non-GAAP gross profit dollars	$29,199	$23,040	$52,886	$42,548

Non-GAAP gross profit percentage	58.3%	58.2%	58.3%	57.7%

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
(Loss) income from operations	$(14,639)	$3,693	$(12,651)	$4,551

Non-GAAP adjustments to (loss) income from operations:
Costs associated with the acquisition of Palomar	21,859	—	23,004	—

Total Non-GAAP adjustments to (loss) income from operations	21,859	—	23,004	—

Non-GAAP income from operations	$7,220	$3,693	$10,353	$4,551

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net (loss) income	$(8,954)	$2,680	$(7,715)	$3,499

Non-GAAP adjustments to net (loss) income:
Costs associated with the acquisition of Palomar	21,859	—	23,004	—
Income tax effect of Non-GAAP adjustments	(7,867)	—	(8,173)	—

Total Non-GAAP adjustments to net (loss) income	13,992	—	14,831	—

Non-GAAP net income	$5,038	$2,680	$7,116	$3,499

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted net (loss) income per share	$(0.54)	$0.20	$(0.47)	$0.27

Costs associated with the acquisition of Palomar	1.27	—	1.35	—
Income tax effect of Non-GAAP adjustments	(0.44)	—	(0.46)	—

Total Non-GAAP adjustments to net (loss) income	0.83	—	0.89	—
Non-GAAP diluted net income per share	$0.29	$0.20	$0.42	$0.27

Weighted average shares used to compute basic and diluted net income per share	16,636	13,278	16,412	13,141

Weighted average shares used to compute Non-GAAP diluted net income per share	17,221	13,278	17,041	13,141